Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma combined financial statements have been prepared in accordance with Article 11 of Regulation S-X and reflect the impact of the following business combination on the historical financial statements of Tidewater Inc. (“Tidewater”). On March 9, 2022, Tidewater entered into a Share Purchase Agreement (“Purchase Agreement”). Under the terms of the Purchase Agreement, Tidewater acquired all the issued and outstanding stock of Swire Pacific Offshore Holdings Limited (“Swire”) in exchange for $42.0 million in cash and 8.1 million warrants to purchase one share of Tidewater common stock at an exercise price of $0.001 per share and closing adjustments related to cash and working capital as detailed in the preliminary purchase consideration table below in Note 3 (the “Transaction”). The acquisition closed on April 22, 2022 (the “Transaction Date”). Refer to Note 3 of the unaudited pro forma combined financial statements for the terms and purchase price consideration provided in connection with the business combination.

The unaudited pro forma combined statement of operations was derived from Tidewater's and Swire's historical financial statements, and give effect to the following:

●	the acquisition of Swire and the impact of preliminary purchase accounting for the acquired assets and assumed liabilities;
●	the reclassification of certain Swire historical financial information to conform to Tidewater’s presentation;
●	the impact of certain warrants issued by Tidewater to Swire; and
●	the related income tax effects of the pro forma adjustments.

The unaudited pro forma combined financial statements should be read in conjunction with the following:

●	Tidewater’s most recently filed Form 10-K, filed on March 9, 2022; and
●	Swire’s audited financial statements for the years ended December 31, 2021 and 2020, included elsewhere in this Form 8-K/A.

Additional information about the basis of presentation of this information is provided in Note 1 hereto.

These unaudited pro forma combined financial statements, which are referred to as the “unaudited pro forma combined balance sheet”, the “unaudited pro forma combined statement of operations”, and collectively as the “unaudited pro forma combined financial statements”, were prepared using the acquisition method of accounting for the business combination. Under this method of accounting, which is in accordance with Accounting Standard Codification (“ASC”) 805 – Business Combinations under generally accepted accounting principles in the United States (“U.S. GAAP”), Tidewater is the accounting acquirer of Swire and the purchase price for Swire is allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.

The unaudited pro forma adjustments to the historical financial statements are based on currently available information, and in many cases are based on estimates and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The assumptions underlying the pro forma adjustments are described in the accompanying notes to these unaudited pro forma combined financial statements. Tidewater believes such assumptions are reasonable under the circumstances and reflect the best currently available estimates and judgments. The actual purchase accounting assessment may vary based on final analyses of the valuation of assets acquired and liabilities assumed, particularly with regard to definite-lived intangible assets and deferred tax assets and liabilities, which variances could be material. Tidewater will finalize the accounting for the Transaction as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from the Transaction Date.

The unaudited pro forma combined financial statements may not be indicative of Tidewater’s future performance and do not necessarily reflect what Tidewater’s financial position and results of operations would have been had these transactions occurred at the beginning of the period presented. Further, the unaudited pro forma combined financial statements do not purport to project the future operating results or financial position of Tidewater following the completion of the Transaction. Additionally, the unaudited pro forma combined financial statements do not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Transaction, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2021 (In Thousands)

	Historical
	Tidewater Inc.	Swire (As Adjusted) (Note 2)	Transaction Accounting Adjustments (Note 4)	Notes	Pro Forma Combined

ASSETS
Current assets
Cash and cash equivalents	149,037	31,232	(60,878)	A	119,391
Restricted cash	1,240	-	-		1,240
Trade and other receivables, net	86,503	85,493	-		171,996
Due from affiliates, net	70,134	-	-		70,134
Marine operating supplies	12,606	6,406	-		19,012
Assets held for sale	14,421	-	2,500	K	16,921
Prepaid expenses and other current assets	8,731	6,474	32,279	J	47,484
Total current assets	342,672	129,605	(26,099)		446,178
Non-current assets
Net properties and equipment	688,040	275,403	(94,783)	B	868,660
Deferred drydocking and survey costs	40,734	28,067	(28,067)	C	40,734
Other assets	24,334	117,399	(113,412)	D	28,126
			(195)	L
Total non-current assets	753,108	420,869	(236,457)		937,520
Total assets	1,095,780	550,474	(262,556)		1,383,698

LIABILITIES
Current liabilities
Accounts payable	20,788	6,304	-		27,092
Accrued expenses	51,734	102,416	-		154,150
Due to affiliates	61,555	-	-		61,555
Payable to Swire Pacific Group	-	32,563	(32,563)	I	-
Other current liabilities	23,865	6,634	9,752	G	47,760
			7,509	H
Total current liabilities	157,942	147,917	(15,302)		290,557
Non-current liabilities
Long-term debt	167,885	-	-		167,885
Other liabilities	68,184	164	-		68,348
Total non-current liabilities	236,069	164	-		236,233
Total liabilities	394,011	148,081	(15,302)		526,790
EQUITY
Shareholder's equity
Common stock of $0.001 par value	41	50,000	(50,000)	E	41
Additional paid-in capital	1,376,494	1,250,000	(1,250,000)	E	1,539,142
			162,648	F
Accumulated deficit	(677,900)	(896,702)	896,702	E	(685,409)
			(7,509)	H
Accumulated other comprehensive income/(loss)	2,668	2,880	(2,880)	E	2,668
Total shareholder's equity	701,303	406,178	(251,039)		856,442
Noncontrolling interests	466	(3,785)	3,785	E	466
Total noncontrolling interests	466	(3,785)	3,785		466
Total equity	701,769	402,393	(247,254)		856,908
Total liability and equity	1,095,780	550,474	(262,556)		1,383,698

See accompanying notes to unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year ended December 31, 2021 (In Thousands, except share and per share data)

	Historical
	Tidewater Inc.	Swire (As Adjusted) (Note 2)	Transaction Accounting Adjustments (Note 4)	Notes	Pro Forma Combined
Revenues
Vessel revenues	$361,569	$202,484	$-		$564,053
Other operating revenues	9,464	4,989	-		14,453
Total revenues	371,033	207,473	-		578,506
Operating expenses
Vessel operating costs	261,814	172,953	-		434,767
Costs of other operating revenues	2,231	-	-		2,231
General and administrative	68,516	29,986	7,509	DD	106,011
Depreciation and amortization	114,544	31,250	(11,219)	AA	134,575
Loss/(gain) on asset dispositions, net	2,901	(11,077)	-		(8,176)
Affiliate credit loss impairment expense	400	-	-		400
Long lived asset impairments and other	15,643	-	-		15,643
Total operating expenses	466,049	223,112	(3,710)		685,451
Operating (loss) income	(95,016)	(15,639)	3,710		(106,945)
Other income (expense)
Foreign exchange loss	(369)	(324)	-		(693)
Equity in net losses of unconsolidated companies	(3,322)	2,332	(2,332)	BB	(3,322)
Interest income and other, net	1,605	550	-		2,155
Gain on sale of subsidiary	-	14,268	(14,268)	CC	-
Loss on early extinguishment of debt	(11,100)	-	-		(11,100)
Interest and other debt costs, net	(15,583)	(42)	-		(15,625)
Total operating income	(28,769)	16,784	(16,600)		(28,585)
Income (loss) before income taxes	(123,785)	1,145	(12,890)		(135,530)
Income tax expense	5,875	2,104	-		7,979
Net loss	(129,660)	(959)	(12,890)		(143,509)
Net loss attributable to noncontrolling interests	(691)	(710)	-		(1,401)
Net (loss) income attributable to Tidewater Inc.	(128,969)	(249)	(12,890)		(142,108)

Net income per share:
Basic	$(3.14)	$-			$(3.47)
Diluted	$(3.14)	$-			$(3.47)
Weighted average shares:
Basic	41,008,907	-			41,008,907
Diluted	41,008,907	-			41,008,907

See accompanying notes to unaudited pro forma combined financial information.

Unless stated otherwise in the body of these notes, all dollar value references in the tables of these notes are stated in thousands of dollars.

Note 1.  Basis of Presentation

The unaudited pro forma combined financial information and related notes are prepared in accordance with regulations of the Securities and Exchange Commission (SEC) and are intended to show how the transaction might have affected the historical financial statements.

The accompanying unaudited pro forma combined financial statements are based on the historical financial statements of Tidewater and Swire after giving effect to the Transaction using the acquisition method of accounting, as well as certain reclassification and pro forma adjustments. In accordance with the acquisition method of accounting for business combinations, the assets acquired and the liabilities assumed will be recorded as of the Transaction Date at their respective fair values.

Tidewater’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information of Swire was prepared in accordance with International Financial Reporting Standards (“IFRS”), as adopted by the International Accounting Standards Board in U.S. dollars. Management performed a preliminary assessment of the adjustments necessary to conform Swire’s historical IFRS financial statements to a U.S. GAAP presentation. Based on this assessment, Tidewater management did not note any material differences between the amounts and balances reported by Swire under IFRS and how such amounts and balances would have been reported under U.S. GAAP, except for property and equipment balances. While there are significant differences between U.S. GAAP and IFRS in accounting for property and equipment, particularly impairment of long-lived assets, our pro forma adjustments state the pro forma property and equipment balances at fair value which includes netting of any adjustments for differences in U.S. GAAP and IFRS. As such, no adjustments were made to Swire’s historical IFRS financial statements to conform them to U.S. GAAP.

In addition, certain reclassifications have been made to Swire’s historical financial information to conform to Tidewater’s financial statement presentation. Such reclassifications had no effect on Swire’s previously reported financial results. Management may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on Tidewater’s combined financial statements. See “Note 2 – Accounting Policies and Reclassifications of Swire Historical Financial Statements” herein for additional information on the reclassifications.

The pro forma adjustments presented in these unaudited pro forma combined financial statements represent management’s estimates based on information available as of the date of this Form 8-K/A and such estimates are subject to revision as further information is obtained. Accordingly, the pro forma adjustments for the business combination are preliminary and subject to further adjustment as additional information becomes available and the various analyses and other valuations are performed. Any adjustments may have a significant effect on total assets, total liabilities, total equity, operating expenses, and depreciation and amortization expenses and such results may be significant.

For Tidewater, the Transaction is a stock acquisition and as such, the historical tax basis of the acquired assets and assumed liabilities, and other tax attributes of Swire carryover to Tidewater. Historically, Swire has recorded a valuation allowance against deferred tax assets. For purposes of the pro forma financial information, a valuation allowance continues to be reflected against Swire’s remaining deferred tax assets due to the uncertainty surrounding realization. For purposes of the pro forma financial information, no adjustment to tax expense or benefit has been reflected since a valuation allowance has been reflected against Swire’s deferred tax assets.

The Transaction is reflected in the unaudited pro forma combined financial statements as follows:

●	The unaudited pro forma combined balance sheet of Tidewater as of December 31, 2021, includes the effects of the business combination as if it had occurred on December 31, 2021.

●	The unaudited pro forma combined statement of operations of Tidewater for the year ended December 31, 2021, includes the effects of the business combination as if it had occurred on January 1, 2021.

Note 2.  Accounting Policies and Reclassification of Swire Historical Financial Statements

The historical financial statement information of Swire was derived from Swire’s consolidated IFRS financial statements for the financial year ended December 31, 2021. As noted above, Tidewater made no adjustments to conform Swire’s IFRS financial statements to U.S. GAAP. Accounting policies used in the preparation of these unaudited pro forma combined financial statements are those set out in Tidewater’s audited financial statements as of and for the year ended December 31, 2021.

Reclassification adjustments have been made to the historical presentation of Swire to conform to the financial statement presentation of Tidewater for the unaudited pro forma combined financial statements as noted below.

Additionally, the unaudited pro forma combined financial statements reflect adjustments to conform Swire’s accounting policies to Tidewater’s accounting policies as noted below. These adjustments have been reflected in Swire's (as adjusted) column within the unaudited pro forma combined financial statements. These policy adjustments were to conform to the accounting policy for spares and to adjust Swire’s historical treatment of lubricants inventory. Tidewater classifies spares as inventory as part of their audited financial statements as of year ended December 31, 2021. The adjustment reclassifies spares from net property and equipment to marine operating supplies, an inventory account, for $2.0 million as part of Swire’s historical financial statements. Swire has historically capitalized lubricants into inventory, but such lubricants have historically been expensed by Tidewater. Total inventories on Swire’s historical balance sheet as presented was $9.6 million, including $5.2 million of lubricants inventory which was written off as an income statement adjustment to the “vessel operating costs” line item in Swire’s as adjusted statement of operations.

Balance sheet reclassifications and accounting policy adjustments – The reclassification adjustments and accounting policy adjustments to conform Swire’s balance sheet presentation to Tidewater’s balance sheet presentation are summarized below (in thousands):

Financial Statement Line Items	Swire (Historical)	As of December 31, 2021 Reclassification adjustment to conform Swire to Tidewater Inc. presentation	Accounting policy adjustment to conform Swire to Tidewater Inc. presentation	Swire (As Adjusted)
ASSETS
Current assets
Cash and bank balances	$31,232	-	-	$31,232
Trade and other receivables	85,493	-	-	85,493
Inventories	9,580	(4,383)	(5,197)	-
Marine operating supplies	-	4,383	2,023	6,406
Other current assets	6,474	-	-	6,474
Non-current assets
Property, plant and equipment	305,493	(303,470)	(2,023)	-
Net properties and equipment	-	275,403	-	275,403
Deferred drydock and survey costs	-	28,067	-	28,067
Right-of-use assets	449	(449)	-	-
Intangible assets	1,702	(1,702)	-	-
Deferred tax assets	195	(195)	-	-
Post-employment benefits	1,241	(1,241)	-	-
Investment in associates	113,810	(113,810)	-	-
Investment in a joint venture	2	(2)	-	-
Other assets	-	117,399	-	117,399
LIABILITIES
Current liabilities
Trade and other payables	108,720	(108,720)	-	-
Accounts payable	-	6,304	-	6,304
Accrued expenses	-	102,416	-	102,416
Lease liabilities	249	(249)	-	-
Derivative financial instruments	88	(88)	-	-
Current income tax liabilities	6,297	(6,297)	-	-
Other current liabilities	-	6,634	-	6,634
Payables to intermediate holding corporation	32,563	-	-	32,563
Non-current liabilities
Lease liabilities	164	(164)	-	-
Other liabilities	-	164	-	164
EQUITY
Share capital	1,300,000	(1,300,000)	-	-
Common stock	-	50,000	-	50,000
Additional paid-in capital	-	1,250,000	-	1,250,000
Other reserves	2,880	(2,880)	-	-
Accumulated other comprehensive income	-	2,880	-	2,880
Accumulated losses	(891,505)	891,505	-	-
Accumulated deficit	-	(891,505)	(5,197)	(896,702)
Non-controlling interests	(3,785)	-	-	(3,785)

Income statement reclassifications and accounting policy adjustments – The reclassification adjustments and accounting policy adjustments to conform Swire’s income statement presentation to Tidewater’s statement of operations are summarized below (in thousands):

For the Swire financial years ended December 31, 2021

Financial Statement Line Items	Swire (Historical)	Reclassification adjustment to conform Swire to Tidewater Inc. presentation	Accounting policy adjustment to conform Swire to Tidewater Inc. presentation	Swire (As Adjusted)

Revenue	$207,473	$(207,473)	-	$-
Vessel revenues	-	202,484	-	202,484
Other operating revenues	-	4,989	-	4,989
Cost of sales	194,634	(194,634)	-	-
Depreciation and amortization	-	26,878	-	26,878
Vessel operating costs		167,756	5,197	172,953
Other income (expense)
Interest income and other, net	550	-	-	550
Gain on disposal of interest in an associate	14,268	(14,268)	-	-
Gain on sale of subsidiary	-	14,268	-	14,268
Others	10,753	(10,753)	-	-
Foreign exchange loss	-	324	-	324
Gain on asset dispositions, net	-	11,077	-	11,077
Expenses
Administrative	33,996	(33,996)	-	-
Depreciation and amortization	-	4,372	-	4,372
General and administrative	-	29,624	-	29,624
Finance	404	(404)	-	-
Interest and other debt costs, net	-	42	-	42
General and administrative		362	-	362
Share of net profit/(loss) of associates and joint ventures	2,332	(2,332)	-	-
Equity in net loss of unconsolidated company	-	2,332	-	2,332
Income tax expense	2,104	-	-	2,104
Non-controlling interests	(710)	710	-	-
Net loss attributable to noncontrolling interests	-	(710)	-	(710)

Note 3. Acquisition Method of Accounting for Swire Business Combination

Purchase Price Consideration

Under the terms of the Purchase Agreement, Tidewater acquired all the issued and outstanding common stock of Swire for 8.1 million warrants (“Buyer Warrants”) plus $42.0 million in cash and an adjustment for working capital to the extent that it exceeded or was less than $29.5 million. Each Buyer Warrant is exercisable for 25 years from the Transaction Date into Tidewater common stock at an exercise price of $0.001 per share. The Buyer Warrants are classified as additional paid-in-capital in the Tidewater balance sheet.

The component of the purchase price consideration related to the Buyer Warrants for U.S. GAAP purposes is based on the actual closing price of Tidewater’s common stock on the Transaction, less the exercise price of $0.001 per share. Based on the closing share price of Tidewater common stock on the New York Stock Exchange on April 22, 2022, the total estimated purchase price consideration for the business combination is as follows:

Preliminary Purchase Consideration (in thousands)

	Number of Warrants	Per unit price (1)	Purchase Price Consideration (2)
Buyer warrants	8,100,000	20.08	$162,648
Cash			42,000
Total purchase price			$204,648

Closing adjustments (3)
Plus: Closing cash			$33,263
Less: Singapore & Malaysia tax payables (4)			(15,878)
Estimated working capital excess (5)			4,073
Less: Closing indebtedness			(2,422)
Less: Reimbursement of Swire transaction expenses			(158)
Total closing adjustments to cash consideration			18,878

Total preliminary purchase consideration			223,526

(1)

Stock price as of April 22, 2022, the Transaction Date. Given no significant restrictions exist on conversion and warrants are convertible to shares of common stock at $0.001 per share, no discount was applied.

(2)	Per the Purchase Agreement.
(3)	Based on the estimated pre-closing statement as of April 22, 2022.
(4)	Recently settled tax liabilities indemnified by Swire that were paid at closing.
(5)	Estimated working capital is based on estimated closing date balances.

Allocation of Purchase Price Consideration to Asset Acquired and Liabilities Assumed

The purchase price allocation applied in these unaudited pro forma combined financial statements is preliminary and does not reflect final values that will be determined after the closing of the business combination. Such valuation assessments of specifically identifiable tangible and intangible assets, including any assessment of economic useful lives has not been completed and such valuation exercises are not expected to be completed until after closing when final records and assumptions can be closed and fully analyzed as of the transaction date. Additionally, due to normal pre-close commercial restrictions to books and records of Swire, not all valuation assumptions can be fully confirmed as of the filing of this Form 8-K/A leaving such assumptions utilized in these pro forma adjustments as preliminary, tentative, and subject to change.

Under the acquisition method of accounting in U.S. GAAP, any excess consideration transferred or paid beyond the fair value of the assets acquired and liabilities assumed should be attributed to goodwill. The estimated fair value of Swire’s net assets approximates the value of the consideration paid and as such, management’s estimate as of the date of this Form 8-K/A is that there will be no goodwill or bargain purchase. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed third-party appraisals, and other potential adjustments.

The preliminary allocation of the purchase price consideration is as follows:

Estimated Fair Value
Cash	$31,232
Trade and other receivables	85,493
Marine operating supplies	6,406
Assets held for sale	2,500
Prepaid expenses and other current assets	38,753
Total current assets	164,384

Net properties and equipment	180,620
Other assets	3,792
Total assets acquired	348,796
Accounts payable	6,304
Accrued expenses	102,416
Other current liabilities	16,386
Total current liabilities	125,106
Non-current liabilities	164
Total liabilities assumed	125,270

Net asset acquired	$223,526

Preliminary purchase consideration	$223,526

Note 4. Business Combination Pro Forma Adjustments

Combined Balance Sheet

A.

The adjustment to cash and cash equivalents reflects $42.0 million in cash consideration as adjusted for the $18.9 million of working capital adjustment which was paid in connection with the acquisition of Swire.

B.	Represents the preliminary fair value adjustment to net properties and equipment to adjust the value of the Swire vessels.

C.	Reflects the adjustment to remove previously capitalized Swire drydock costs that have been factored into the fair value of the vessels.

D.	Reflects the elimination of Swire’s investment in Cadeler of $113.4 million, which was retained by Banyan Overseas Ltd (“Seller”).

E.	Reflects the elimination of Swire’s historical common stock, additional paid-in-capital, accumulated deficit, accumulated other comprehensive income and non-controlling interests.

F.	Represents the fair value of the 8.1 million Tidewater warrants which allows Swire to purchase 8,100,000 shares of Tidewater common stock at an exercise price of $0.001 per share.

G.

The working capital adjustment is primarily composed of a decrease in receivables offset by a large increase of payables and accrued liabilities to Swire. The consideration for the acquisition, described in more detail above, consists of cash, including cash to true up working capital to an agreed upon amount based on the closing date balance sheet, and warrants exercisable into Tidewater common stock. The value of the transaction is established partly based on the working capital on the Transaction Date and on the closing market price of Tidewater common stock on the Transaction Date. The combined pro forma balance sheet is prepared as if the transaction closed on December 31, 2021, which of necessity requires a different working capital adjustment than that agreed to at the Transaction Date.

H.

Represents transaction costs in connection with the acquisition of Swire which had been incurred after December 31, 2021, but not yet accrued for, of approximately $7.5 million. These transaction costs have been reflected as an adjustment to the combined balance sheet and statement of operations, as noted below. In addition, $0.2 million in transaction costs were incurred by Swire and included as part of the purchase consideration. Prior to the pro forma balance sheet date of December 31, 2021, $1.9 million of transaction costs had been recorded. The transaction costs were primarily professional fees.

I.	To reflect elimination of a historical Swire loan due to its Parent, which is a liability that is not assumed by Tidewater.

J.

Represents an adjustment to record an indemnification receivable from Swire. The Purchase Agreement includes provisions under which Swire has agreed to indemnify Tidewater for certain liabilities that, known or unknown, existed at the Transaction Date. The indemnified liabilities are largely related to unresolved tax items existing at the Transaction Date that have been fully indemnified by Swire.

K.	Represents the fair value of a vessel that has been determined to be an asset held for sale in the Transaction.

L.	Represents the write-off of deferred tax assets of $0.2 million previously recognized by Swire.

Statements of Operations

AA.

Reflects the decrease in depreciation and amortization expense of $11.2 million. This was comprised of a reduction in depreciation expense for vessels of $9.0 million, and reduction in amortization of dry dock costs of $2.2 million, which was based on the estimated fair value of Swire's net properties and equipment which contains vessels and other properties and equipment. The average estimated remaining useful lives of the vessels and properties and equipment were approximately 9.5 years and 27.5 years, respectively. This estimate is based on Tidewater's current assessment of economic useful lives of these tangible assets.

BB.	Reflects the reversal of net profit that Swire had from their investment in Cadeler as the Seller retained that investment.

CC.	Reflects reversal to the gain that Swire had from selling shares of Cadeler throughout 2021. Tidewater is not assuming this asset from the Seller.

DD.

Represents non-recurring transaction expenses to be incurred by Tidewater after December 31, 2021, that were related to the Transaction, which were primarily related to professional fees. Transaction costs are reflected as if incurred on January 1, 2021, the date the Transaction occurred for the purposes of the unaudited pro forma combined statements of operations. These costs will not affect the Company's statements of operations beyond twelve months after the Transaction.